Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL THIRD QUARTER REVENUES
INCREASE 50% TO $19.6 MILLION, EXCEEDING FORECAST

- Pro Forma Core Ads Business Revenues Increase 9% -

- Operating Income Rises to $1.4 Million From Loss Year-Ago -

- Adjusted EBITDA of $4.6 Million -

Dallas, TX — November 9, 2006 — DG FastChannel, Inc. (NASDAQ: DGIT), the leading provider of digital media delivery services to the advertising and broadcast industries, today reported financial results for the third quarter ended September 30, 2006.

Third Quarter Highlights

•                  First full quarter of operating results following the merger with FastChannel Network, Inc. which formed DG FastChannel, Inc.

•                  Revenue of $19.6 million compared to $13.1 million in the comparable period of 2005 driven by both the merger with FastChannel and 9% year-over-year growth in pro forma core Ads revenues.  Core Ads revenues are comprised of video, audio and print distribution, Source TV/Creative Channel and related services, and exclude the Company’s StarGuide Digital Networks division.

•                  Generated $4.6 million in adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) compared to $1.0 million in the comparable period of 2005.  The 2006 third quarter adjusted EBITDA of $4.6 million was inclusive of personnel, telco and other operating expenses which have since been eliminated from the Company’s ongoing cost structure as part of the merger integration.

•                  Raised estimate of annual cost synergies related to the merger with FastChannel Network, Inc. to $12 million annual of savings from prior range of $6 to $9 million.  At September 30, 2006, the Company had taken action on approximately $10.5 million of such cost savings.

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•                  Non-cash charge of $5.1 million to reduce carrying value of investment in Verance Corporation convertible preferred stock.  DG FastChannel retains equity in Verance.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented on the third quarter results, “We closed the third quarter with $19.6 million of revenue, breaking through the high-end of our revenue forecast.  Our core Ads business unit achieved year-over-year pro forma revenue gains of 9% and the Company delivered significant adjusted EBITDA growth.  With increased on-line video traffic and the anticipated benefit of significant merger cost synergies, we entered the fourth quarter well positioned to realize ongoing benefits from our business model.”

Interest expense for the 2006 third quarter was $0.8 million compared to 2005 third quarter interest expense of $0.5 million which included approximately $0.3 million of refinancing costs.

At September 30, 2006, DG FastChannel had cash, cash equivalents and short-term investments of $8.1 million, total debt of $37.5 million, and net debt of approximately $29.4 million.

Business Summary

Mr. Ginsburg added, “Our strategy to consolidate and innovate in the media services sector has created a strong foundation for current and future growth.  Having made investments in our delivery platform and technology, we have transitioned our business model away from dub and ship methods as we promoted the benefits of electronic distribution.  As a result, advertisers are benefiting from the speed, reliability and accountability of digital media deliveries sent through the vast DG FastChannel network.  In addition, our employees and client service teams are dedicated to providing exceptional customer service.  Management is focused on deriving merger-related synergies, further investing in the Company’s technology platform and network and pursuing additional, transactions that build scale and shareholder value.”

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“Our customer base, including thousands of the nation’s most prominent agencies, advertisers and brands, is benefiting from significant financial and workflow solutions from the capital investments in ‘next generation’ digital technology we have successfully deployed.  The Company’s Universal Deployment initiative, placing highly sophisticated Spot Box servers in TV stations, cable systems, and TV and Cable networks, enables the positive results we provide to our customers.  The numbers speak for themselves: 91 percent of our video traffic was delivered electronically during this calendar quarter, an improvement from 87 percent just a year ago, and 75 percent two years ago.”

Business Outlook

“We see four primary, near-term paths to developing further value for our shareholders:

Technology

The first is through unparalleled digital media service offerings that come from our continued investment in research and development.  Our focused approach to technology and next-generation solutions has brought DG FastChannel clients advertising workflow solutions and efficiencies and media asset management and broadcast verification tools with heightened levels of accountability and the ability to capitalize on changes in the advertising industry.  Video advertising is expanding to computer screens and mobile devices.  We believe we are well positioned, based on our leadership in traditional advertising delivery, to expand our relationships with advertisers and advertising agencies to distribute advertising to new media destinations.

HD Advertising

“As a result of investments made in anticipation of the HD advertising opportunity, we are well positioned for additional electronic video delivery growth and increasing advertiser demand for HD capabilities.  HD advertising continues to grow and our capabilities to send HD advertising through the Company’s electronic network improve our business prospects.  Many advertisers and advertising agencies are gearing up their HD advertising plans, and we expect a substantial number of our customers to distribute advertising in one of several HD formats in the near future.  With the ramp up of HD advertising, DG FastChannel intends to lead the effort to establish consistent industry workflow to distribute this digital content from creation to the broadcaster’s on-air server, all on an electronic basis.

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Diligent Cost Containment

“We will develop value for shareholders through continued success in bringing operational and cost synergies to DG FastChannel and the record indicates that we have been active and productive on this initiative.  There is a lag between the time when we take action to consolidate or reduce costs and the time at which they are reflected in our operating results.  Reflecting further recent integration and consolidation initiatives, the Company expects to achieve total operating savings, on an annual run rate basis, of approximately $12 million as a result of the DG and FastChannel merger.  To date, the Company has taken action on at least $10.5 million of such cost savings.  Over the next three quarters, the full effect of the $12 million in cost synergies related to the merger are expected to be fully incorporated into our reported financial results.  The annualized cost savings should benefit operating results and are consistent with strategies to drive operating margin and EBITDA margin improvements.

Strategic Initiatives

“We continue to evaluate a number of potential acquisitions in our core area of business and other complementary domestic and international opportunities.  Finally, we are pursuing shareholder value through the disposition of non-core assets.  DG FastChannel is actively evaluating options to monetize the assets and intellectual property of its StarGuide Digital Networks division.

“The capital investments we have made in research and development together with the acquisitions of several competitors and complementary ventures have positioned DG FastChannel very well for current and future periods.  We expect upcoming periods to continue to benefit from our focus on our business model, strong industry position, merger synergies and core competencies.”

Third Quarter 2006 Financial Results Web Cast

The Company’s third quarter conference call will be broadcast live on the Internet at 11:00 a.m. EST today, November 9, 2006.  The webcast is open to the general public and all interested parties may access the live Web cast on the Internet at the Company’s Web site at www.DGFastChannel.com.  Please allow 15 minutes to register and download or install any necessary software.

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Non-GAAP Reconciliation
Adjusted EBITDA Definition

Adjusted EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization.  Although adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (‘GAAP’), the Company believes they may be useful to an investor in evaluating its performance.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because adjusted EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the adjusted EBITDA figures included herein can be made by deducting operating expenses, excluding depreciation and amortization from the Company’s revenues.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s Proxy filed with the Securities and Exchange Commission on April 27, 2006.  DG Systems assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in Digital Media services to the advertising, broadcast and publishing industries. The company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgsystems.com, www.fastchannel.com or www.DGFastChannel.com.

(Financial Tables Follow)

DG FastChannel, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$19,639	$13,108	$50,321	$43,968

Operating expenses, excluding depreciation and amortization	15,003	12,107	37,880	37,239

Adjusted EBITDA	4,636	1,001	12,441	6,729

Depreciation & amortization	3,226	1,730	6,926	4,730

Restructuring charge	—	83	—	354

Operating income (loss)	$1,410	$(812)	$5,515	$1,645

Interest expense and other, net	762	543	1,895	1,700

Reduction in fair value of long-term investment (1)	4,758	—	4,758	—

(Loss) before income taxes (1)	(4,110)	(1,355)	(1,138)	(55)

Provision (benefit) for income taxes	370	(514)	1,501	11

Net loss (1)	$(4,480)	$(841)	$(2,639)	$(66)

Basic and diluted net loss per common share (1) (2)	$(0.35)	$(0.11)	$(0.27)	$(0.01)

Weighted average outstanding shares — Basic and diluted (2)	12,628	7,421	9,749	7,363

(1)          In the three months ended September 30, 2006, DG FastChannel recorded a $5,087 non-cash charge to impair its investment in Verance.  $4,758 was recorded as a reduction in the fair value of its long-term investment in the convertible preferred stock of Verance Corporation, and $329 was recorded as amortization expense.  The charge had the effect of reducing third quarter 2006 net income from $607 to a loss of $4,480 and diluted earnings per share from $0.05 to a loss of $(0.35) and 2006 nine month net income from $2,448 to a loss of $2,639 and diluted earnings per share from $0.25 to a loss of $(0.27)

(2)          All share and per share amounts presented herein reflect the one-for-ten reverse stock split which was effected on May 30, 2006.  The year-over-year increase in the number of weighted average diluted shares outstanding reflects the issuance of 5.2 million shares of DG Systems’ (now DG FastChannel) common stock to former FastChannel Network, Inc. shareholders pursuant to the merger.

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DG FastChannel, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30, 2006	June 30, 2006
Cash	$8,052	$6,293

Restricted Cash	1,186	1,186

Accounts receivable	15,223	15,160

Inventories	1,664	1,715

Property and equipment	15,517	16,786

Investment in Verance Corporation	—	4,758

Goodwill	69,392	69,290

Deferred tax assets	16,787	17,069

Other	28,274	29,184

TOTAL ASSETS	$156,095	$161,441

Accounts payable and accrued liabilities	11,754	12,226

Deferred revenue	1,415	1,302

Debt and capital leases	37,489	38,067

TOTAL LIABILITIES	50,658	51,595

TOTAL STOCKHOLDERS’ EQUITY	105,437	109,846

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$156,095	$161,441

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